Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bryn Mawr Bank Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 of Bryn Mawr Bank Corporation of our report dated June 27, 2005, with respect to the statements of net assets available for benefits of the Bryn Mawr Thrift and Savings Plan as of December 31, 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 11-K of the Bryn Mawr Thrift and Savings Plan.

KPMG LLP

Philadelphia, Pennsylvania

June 27, 2005